UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2026

ROADZEN INC.

(Exact name of Registrant as Specified in Its Charter)

British Virgin Islands	001-41094	98-1600102
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Anza Blvd Suite 109 Burlingame, California	94010
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (347) 745-6448

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value $0.0001 per share	RDZN	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for one ordinary share, each at an exercise price of $11.50 per share	RDZNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 3, 2026, Roadzen Technologies Limited (“Roadzen India”), a subsidiary of Roadzen Inc. (the “Company”), entered into a Share Purchase Agreement (the “Purchase Agreement”) with the shareholders (the “Sellers”) of Riverside International Holdings Ltd (“Riverside”), pursuant to which Roadzen India has agreed to purchase Riverside, a managing general agent specializing in short-term car rental insurance across Europe. Under the Purchase Agreement and subject to the terms and conditions set forth therein, Roadzen India will purchase the entire issued share capital of Riverside from the Sellers for a total purchase price of up to £12 million (Twelve Million Pounds Sterling) (the “Transaction”), of which £6 million is payable at the closing of the Transaction (the “Closing”) and the remaining £6 million is payable over a three-year period following the Closing, based on Riverside achieving certain performance milestones. The purchase price is payable in cash, except that two of the Sellers have the option to elect to receive the portion of the purchase price payable to them at Closing in the form of shares of Roadzen India, at a price per share based on a valuation of Roadzen India of INR 2,500 crore, and is subject to adjustment based on Riverside’s cash, indebtedness and working capital at Closing. The Purchase Agreement has been approved by the Board of Directors of Roadzen.

The Purchase Agreement contains customary warranties, covenants and indemnification obligations of the parties, and is subject to closing conditions including, among others more fully described in the Purchase Agreement, the receipt of certain regulatory approvals. Unless fulfilled or otherwise waived by the parties, if any of the closing conditions are not fulfilled by July 3, 2027, the Purchase Agreement shall be terminated and the Transaction shall not be completed. The Purchase Agreement provides that £600,000 of the purchase price payable at Closing will be deposited into a retention account to provide a source of recovery to Roadzen India for claims based on the Sellers’ indemnification obligations or breaches by the Sellers of their representations and warranties, and Roadzen India’s right to recovery for claims is subject to certain limitations and conditions set forth in the Purchase Agreement.

The Purchase Agreement governs the contractual rights between the parties in relation to the Transaction. The Purchase Agreement has been filed as an exhibit to this Current Report on Form 8-K to provide investors with information regarding the terms of the Agreement and is not intended to provide, modify or supplement any information about Roadzen India, Riverside, or any of their respective subsidiaries or affiliates, or their respective businesses. In particular, the Purchase Agreement is not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company, Roadzen India or Riverside. The warranties contained in the Purchase Agreement have been negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to contractual standards of materiality that may be different from those generally applicable under the securities laws. For the foregoing reasons, the representations and warranties should not be relied upon as statements of factual information. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by the full text of Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.

On July 9, 2026, the Company issued a press release announcing the signing of the Purchase Agreement. A copy of the press release is attached to this current report on Form 8-K as Exhibit 99.1.

The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filings. This Current Report on Form 8-K will not be deemed an admission as to the materiality of any information of the information in this Item 7.01, including Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

2.1*	Share Purchase Agreement dated July 3, 2026.
99.1	Press Release dated July 9, 2026.
104	Cover page interactive data file (embedded within the Inline XBRL document).

* Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROADZEN INC.

Date:	July 9, 2026	By:	/s/ Jean-Noël Gallardo
		Name:	Jean-Noël Gallardo
		Title:	Chief Financial Officer